BOND PURCHASE AGREEMENT

BOND PURCHASE AGREEMENT, dated as of the 2nd day of November, 2023, by and between the CITY OF MARION, INDIANA, a municipal corporation organized and existing under the laws of the State of Indiana ("City"), and AMERICAN RESOURCES CORPORATION, and/or its assigns ("Company" or "Purchaser").

WITNESSETH:

WHEREAS, the City has duly authorized the issuance of its bonds designated "Taxable Economic Development Revenue Bonds, Series 2023 (American Resources Project)" ("2023 Bonds"), in the aggregate principal amount of $44,897,000 by the adoption of its Bond Ordinance on September 19, 2023, a true and correct copy of which is incorporated herein by reference ("Bond Ordinance"), and as described in the Trust Indenture, dated as of November 1, 2023 ("Indenture"), between the City, as issuer, and Old National Wealth Management, as trustee ("Trustee"); and

WHEREAS, the Purchaser has authorized the purchase of the 2023 Bonds;

NOW, THEREFORE, THE COMPANY, AS THE PURCHASER, AND THE CITY AGREE AS FOLLOWS:

1. Purchase and Sale of the Bonds. (a) The Purchaser hereby agrees to purchase the 2023 Bonds and the City hereby agrees to issue the 2023 Bonds and to sell the 2023 Bonds to the Purchaser, at par. The Bonds shall be paid for in installments, and the first installment shall be in the amount of $165,000. The 2023 Bonds shall be dated their date of issuance and shall bear no interest, principal payable semiannually on February 1 and August 1, beginning August 1, 2025. The 2023 Bonds shall mature on February 1, 2048 and be subject to optional and mandatory sinking fund redemption as set forth on Exhibit A attached hereto and made a part hereof. The other terms of the 2023 Bonds are set forth in the form of the 2023 Bonds and in the Indenture. The 2023 Bonds shall constitute a contract between the City and the Company, as the owner of the 2023 Bonds.

(b) The City has taken or will take prior to closing all actions required by law to enable it to issue the 2023 Bonds.

(c) Prior to delivery of the 2023 Bonds by the City, the Purchaser will provide an investment letter to the City to the effect that by acceptance of the 2023 Bonds the Purchaser will be deemed to have consented to all of the terms and provisions of the Bond Ordinance, the Indenture and the Financing and Covenant Agreement, dated as of November 1, 2023 ("Financing Agreement"), and will represent that:

(1) It is a sophisticated investor and it is familiar with securities such as the 2023 Bonds.

(2) It is familiar with the City, the Marion Redevelopment Commission ("Commission") and the Marion Redevelopment District ("District"); it has received such information concerning the City, the 2023 Bonds, the Indenture, the TIF Revenues (as

defined in the Indenture), as it deems to be necessary in connection with investment in the 2023 Bonds. It has received, read and had an opportunity to comment upon and has consented to the provisions of the Indenture, the 2023 Bonds and the Financing Agreement. Prior to the purchase of the 2023 Bonds, it has been provided with the opportunity to ask questions of and receive answers from the representatives of the City concerning the terms and conditions of the 2023 Bonds, the tax status of the 2023 Bonds, legal opinions and enforceability of remedies, the security therefor, and property tax reform (including the hereinafter defined Circuit Breaker), and to obtain any additional information needed in order to verify the accuracy of the information obtained to the extent that the City possesses such information or can acquire it without unreasonable effort or expense. It is not relying on Ice Miller LLP, Baker Tilly Municipal Advisors, LLC or Mr. Thomas R. Hunt, City Corporate Counsel, for information concerning the financial status of the City, the Commission or the District, or the ability of the City or the Commission to honor their financial obligations or other covenants under the 2023 Bonds, the Indenture or the Financing Agreement or any tax consequences related to the Bonds, including, without limitation, Section 118 of the Internal Revenue Code of 1986, as amended, and the regulations applicable thereto and including any successor code. It understands that the projection of TIF Revenues prepared by Baker Tilly Municipal Advisors, LLC in connection with the issuance of the 2023 Bonds has been based on estimates of the investment in real and depreciable personal property provided by the Company.

(3) It understands that the City's collection of the TIF Revenues may be limited by operation of IC 6-1.1-20.6, which provides taxpayers with tax credits for property taxes attributable to different classes of property in an amount that exceeds certain percentages of the gross assessed value of that property ("Circuit Breaker"). The City may not increase its property tax levy or borrow money to make up any shortfalls due to the application of this tax credit. It further understands that neither the City nor the Commission has the authority to levy a tax to pay principal of or interest on the 2023 Bonds.

(4) It is acquiring the 2023 Bonds for its own account with no present intent to resell; and it will not sell, convey, pledge or otherwise transfer the 2023 Bonds without prior compliance with applicable registration and disclosure requirements of state and federal securities laws.

(5) It understands that the Bonds have not been registered under the 1933 Act and, unless so registered, may not be sold without registration under the 1933 Act or an exemption therefrom. It is aware that it may transfer or sell the Bonds only if the Trustee shall first have received: (i) a satisfactory opinion of counsel that the sale or transfer will not violate the 1933 Act, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and regulations issued pursuant to such Acts; or (ii) a no-action letter of the staff of the Securities and Exchange Commission that the staff will recommend that no action be taken with respect to such sale or transfer; or (iii) a certificate stating that they reasonably believe that the transferee is a "Qualified Institutional Buyer" within the meaning of Section (a) of Rule 144A ("Rule 144A") promulgated by the Securities and Exchange Commission pursuant to the 1933 Act and

has informed the transferee of the transfer restrictions applicable to the Bonds and that the transferor may be relying upon Rule 144A with respect to the transfer of the Bonds.

(6) It has investigated the security for the Bonds, including the availability of TIF Revenues, to its satisfaction, and it understands that the Bonds are payable solely from TIF Revenues, subject to any rescission provisions of the Financing Agreement.

(7) It recognizes that: (a) the opinions it has received express the professional judgment of the attorneys participating in the transaction as to the legal issues addressed herein; (b) by rendering such opinions, the attorneys do not become insurers or guarantors of (i) that expression of professional judgment; (ii) the transaction opined upon; or (iii) the future performance of parties to such transaction; and (c) the rendering of the opinions does not guarantee the outcome of any legal dispute that may arise out of the transaction.

(8) It understands that the City has no continuing disclosure obligations with regard to the 2023 Bonds.

(9) It understands the 2023 Bonds are being issued on a taxable basis.

(10) It understands that on March 11, 2020, the World Health Organization proclaimed the Coronavirus (COVID-19) to be a pandemic. In an effort to lessen the risk of transmission of COVID-19, the United States government, state governments, local governments and private industries have taken measures to limit social interactions in an effort to limit the spread of COVID-19, affecting business activities and impacting global, state and local commerce and financial markets. The emergence of COVID-19 and the spread thereof is an emerging and evolving issue. As the City continues its efforts to contain and limit the spread COVID-19 disease, future tax and other revenue collections may deviate from anticipated and historical collections and may have an adverse impact on the financial position and operations of the City and its ability to fund debt obligations, including the bonds in accordance with its terms. The City is not able to predict and makes no representations as to the economic impact of the COVID-19 pandemic on the City or its financial position.

(d) Simultaneously with the delivery to, or at the direction of, the Purchaser of the 2023 Bonds, which 2023 Bonds shall be substantially in the form set forth in the Indenture and registered as directed by the Purchaser, the City shall furnish to the Purchaser the transcript of proceedings and the opinion of Ice Miller LLP, bond counsel, addressed to the City, Trustee and Purchaser as to, among other things, the validity of the 2023 Bonds and opinion of Mr. Thomas R. Hunt, as corporate counsel to the City addressed to the Purchaser as to validity and enforceability of the Financing Agreement, Indenture and the Commission's resolution pledging TIF Revenues to the 2023 Bonds.

2. If any provision of this Purchase Agreement shall for any reason be held to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect any of the remaining provisions of this Purchase Agreement and this Purchase Agreement shall be

construed and be in force as if such invalid or unenforceable provision had not been contained herein.

3. This Purchase Agreement may be executed in one or more counterparts, any of which shall be regarded for all purposes as an original and all of which constitute but one and the same instrument. The Company and the City each agree that they will execute any and all documents or other instruments and take such other actions as may be necessary to give effect to the terms of this Purchase Agreement.

4. No waiver by either the Purchaser or the City of any term or condition of this Purchase Agreement shall be deemed to be or construed to be a waiver of any other terms or conditions, nor shall a waiver of any breach be deemed to constitute a waiver of any subsequent breach, whether of the same or of a different section, subsection, paragraph, clause, phrase or other provision of this Purchase Agreement.

5. This Purchase Agreement merges and supersedes all prior negotiations, representations, and agreements between the Purchaser and the City relating to the subject matter hereof and constitutes the entire agreement between the Purchaser and the City in respect hereof.

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IN WITNESS WHEREOF, we have hereunto set our hands as of the day first above written.

CITY OF MARION, INDIANA

By: ______________________
Mayor

SEAL

ATTEST

____
Controller

IN WITNESS WHEREOF, I have hereunto set my hand as of the day first above written.

AMERICAN RESOURCES CORPORATION, as Purchaser

By: ______________________________

Printed: Thomas Sauve

Title: President

EXHIBIT A

Maturity Schedule

Date	Amount
February 1, 2048	$44,897,000

Optional Redemption

The Bonds are subject to optional redemption prior to maturity on any date, upon thirty (30) days' notice, in whole or in part, in such order as the City shall direct in writing and by lot within maturities, at face value, with no premium.

Mandatory Sinking Fund Redemption

The Bonds maturing on February 1, 2048, are subject to mandatory sinking fund redemption prior to maturity, at a redemption price equal to the principal amount thereof, on the dates and in the amounts set forth below:

2048 Term Bond

Date	Amount	Date	Amount
08/01/25	$62,000	02/01/37	$979,000
02/01/26	62,000	08/01/37	978,000
08/01/26	590,000	02/01/38	979,000
02/01/27	590,000	08/01/38	978,000
08/01/27	1,388,000	02/01/39	979,000
02/01/28	1,388,000	08/01/39	978,000
08/01/28	1,545,000	02/01/40	979,000
02/01/29	1,545,000	08/01/40	978,000
08/01/29	1,250,000	02/01/41	979,000
02/01/30	1,251,000	08/01/41	978,000
08/01/30	978,000	02/01/42	979,000
02/01/31	979,000	08/01/42	978,000
08/01/31	978,000	02/01/43	979,000
02/01/32	979,000	08/01/43	978,000
08/01/32	978,000	02/01/44	979,000
02/01/33	979,000	08/01/44	978,000
08/01/33	978,000	02/01/45	979,000
02/01/34	979,000	08/01/45	978,000
08/01/34	978,000	02/01/46	979,000
02/01/35	979,000	08/01/46	978,000
08/01/35	978,000	02/01/47	979,000
02/01/36	979,000	08/01/47	978,000
08/01/36	978,000	02/01/48*	979,000

*Final Maturity